Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Airgain, Inc.:

We consent to the use of our report dated June 8, 2016, except as to the second paragraph of Note 16, which is as of July 29, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

November 23, 2016